Exhibit 5.1

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

September 24, 2009

SEACOR Holdings Inc.

2200 Eller Drive, P.O. Box 13038,

Fort Lauderdale, Florida 33316

Ladies and Gentlemen:

We have acted as counsel to SEACOR Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3, dated the date hereof (the “Registration Statement”), as amended or supplemented, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and/or sale from time to time of debt securities of the Company (the “Securities”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Restated Certificate of Incorporation of the Company; (ii) the Registration Statement; (iii) the prospectus contained within the Registration Statement; (iv) the base indenture, dated as of January 10, 2001, between the Company (as successor to SEACOR SMIT Inc.) and U.S. Bank National Association as trustee, governing the Securities; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have also assumed that (i) the Registration Statement and any amendments or supplements thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and will at all relevant times comply with all applicable laws, (iii) the Company has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement by reference, (iv) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (v) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Securities will have been duly authorized and validly executed and delivered by the Company and the other party or parties thereto and (vi) any Securities issuable upon conversion, exercise or exchange of any Securities being offered or issued will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exercise or exchange.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, assuming that the issuance and terms of any Securities and the terms of the offering thereof have been duly authorized, when (i) the supplemental indenture to be filed and incorporated by reference as an exhibit to the Registration Statement (the “Indenture”) has been duly executed, authorized and delivered by all parties thereto, (ii) the terms of the Securities to be issued under the Indenture and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law, affect the enforceability of such Securities or result in a default under or breach of any agreement or instrument binding on the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iii) the documents governing such Securities are governed by New York law and (iv) the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement and any prospectus supplement relating thereto, and in accordance with any applicable underwriting agreement or purchase agreement approved by the Company’s board of directors or any authorized committee thereof, such Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto. The opinions are also subject to (i) the Registration Statement becoming effective pursuant to applicable law and (ii) the issuance of any legally required consents, approvals, authorizations or orders of the Commission and any other regulatory authority.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP